EXHIBIT 8



                              December 18, 1997


Webster Preferred Capital Corporation
145 Bank Street
Waterbury, Connecticut 06702



Ladies and Gentlemen:



     We have acted as special counsel to Webster Preferred Capital Corporation, a Connecticut corporation (the "Company"), in connection with the issuance and sale of 40,000 shares of the Company's Series A ____% Cumulative Redeemable Preferred Stock, par value $1.00 per share, liquidation preference $1,000.00 per share (the "Series A Preferred Shares") and 1,000,000 shares of the Company's Series B __% Cumulative Redeemable Preferred Stock, par value $1.00 per share, liquidation preference $10.00 per share (the "Series B Preferred Shares," and together with the Series A Preferred Shares, the "Preferred Shares"). Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the prospectus ("Prospectus") included as part of the Company's Registration Statement on Form S-11 (No. 333-38685) filed with the Securities and Exchange Commission on October 24, 1997 and amended on December 15, 1997, and December 18, 1997 (the "Registration Statement").


     The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

     In rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following:

       (1) the Registration Statement; and

       (2) the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

The opinions set forth in this letter also are premised on certain written representations of the Company contained in a letter to us dated as of the date hereof (the "Management Representation Letter").

     In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company has been and will continue to be operated in the manner described in the Certificate of Incorporation and the Prospectus. We also have assumed the


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Webster Preferred Capital Corporation
December 18, 1997
Page 2


genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in the documents we reviewed or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     Based upon, and subject to, the foregoing and the next paragraph below following the numbered paragraphs, we are of the opinion that:

   1. The Company is organized and has operated, as of the date hereof, in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and the Company's proposed method of operation, as described in the Prospectus and in the Management Representation Letter, should enable it to continue to meet the requirements for qualification and taxation as a REIT; and

   2. The discussion in the Prospectus under the caption "Federal Income Tax Consequences," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

     The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its share ownership. Hogan & Hartson L.L.P. will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, the sources of its income, the nature of its assets, the level of the Company's distributions to stockholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     For a discussion relating the law to the facts and the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the section of the Prospectus under the heading "Federal Income Tax Consequences."


     We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. This opinion letter has been prepared for your use in connection with the issuance and sale of the Preferred Shares on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions "Prospectus Summary -- Tax Status of the Company," "Risk Factors -- Tax Risks," "Legal Matters" and "Federal Income Tax Conseqences" in the Prospectus which is a part thereof. In giving such consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,


                                /s/ Hogan & Hartson L.L.P.